Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley
Chief Financial Officer
(617) 376-4300
URL: http://www.jjill.com

	Investor Relations:	Chad Jacobs
Integrated Corporate Relations
(203) 222-9013

THE J. JILL GROUP REPORTS THIRD QUARTER RESULTS

Quincy, MA, October 23, 2003 – The J. Jill Group, Inc. (Nasdaq: JILL) today reported financial results for the third quarter ended September 27, 2003.  Net sales for the third quarter were $82.3 million or 2.9% higher than last year’s $80.0 million.  The company generated an operating loss for the quarter totaling $4.7 million compared to operating income of $6.3 million in the prior year.  The company posted a net loss for the quarter of $2.9 million or $0.15 per share versus net income of $3.6 million or $0.18 per diluted share in the third quarter of the previous year.  Prior year third quarter results included a charge of approximately $1.0 million for costs incurred related to a potential strategic acquisition by the company that was abandoned.

Third quarter sales productivity in the direct segment, as measured by demand per 1,000 square inches circulated, was down by 35% while retail segment sales per square foot declined by 4% when compared to last year.

For the nine months ended September 27, 2003 the company recorded net sales of $262.1 million compared to $239.7 million in the prior year.  Operating income for the nine-month period was $7.3 million or 2.8% of net sales compared to $22.0 million or 9.1% of net sales in the prior year.  Net income for the nine months was $4.0 million or $0.20 per diluted share versus $12.7 million or $0.64 per diluted share in the previous year.

Gordon R. Cooke, President and Chief Executive Officer, commented, “As we have previously indicated, the tone of business since July has been very challenging for The J. Jill Group.  We attribute this primarily to infrastructure weaknesses and transition issues — with respect to both channel migration and merchandising and product development — and the impact these factors have had on our recent merchandise offerings. We are addressing these issues with ongoing efforts to improve our operating infrastructure in design, product management, sourcing, product integrity and merchandising.  Among other things, we are committed to increasing the amount of color and novelty print in our offerings and improving the quality and fit of our merchandise going forward.”

“To assure that we move as rapidly as possible toward a new and enhanced process we are reorganizing the product management and merchandising area.  We are very pleased to announce that Stephen Pearson has been promoted to Executive Vice President of Merchandising and Product Development.  Reporting to Steve are Kelly D. Cooper, Vice President of Design, Bryson Hopkins, Vice President of Merchandising, and John M. Pletzke, Vice President of Product Management and Sourcing.  Over the past year or so as we have worked closely with Steve, first as a consultant, then as an employee, it has become clear that he possesses the experience and talent to build a world-class product management and merchandising organization.  I am confident that with Steve at the helm we are assembling the necessary expertise and will be implementing the appropriate processes,” continued Mr. Cooke.

Looking forward, for the fourth quarter of fiscal 2003 the company is targeting sales to be between $109.0 and $114.0 million and earnings per diluted share to range between $0.09 and $0.14.

The sales and earnings targets contained in this release are not guarantees of actual performance.  Historically, J. Jill’s performance has deviated, often materially, from its targets.  These statements do not include the potential of any business risks, opportunities or developments that may occur after October 23, 2003.  J. Jill does not expect to report on its progress during the quarter, or to comment on it to analysts or investors, until after the quarter has ended.

Mr. Cooke concluded, “Although we are clearly in the midst of a difficult transition I believe that we have identified an appropriate course of action – and that we are making progress in expanding and upgrading our human and systems resources to enable us to service our customers’ needs effectively and efficiently through all three channels.  Additionally, as we go through this transition, we plan on mitigating some of the risk by reducing the number of pages in our catalogs by approximately 15% in fiscal 2004 and by holding our new store openings to 20 in fiscal 2004.  We believe these steps are essential in order to minimize our short-term risk as we make the investments necessary for the long-term growth of J.Jill.”

The J. Jill Group’s conference call to discuss its third quarter earnings will be broadcast live today at 4:30 p.m. Eastern Time at www.jjillgroup.com, and will be archived online within one hour of the completion of the conference call.

The J. Jill Group is a multi-channel specialty retailer of high quality women’s apparel, accessories and footwear.  The Company currently markets its products through catalogs, retail stores and an e-commerce website.  J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.   Various factors could cause the results of The J. Jill Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the following: the continued success or possible future failure of the retail store initiative; the ability of J. Jill to effectively manage its operations and growth in a multiple distribution channel environment; significant changes in customer acceptance of J. Jill’s product offerings; changes in competition in the apparel industry; changes in consumer spending, fashion trends and consumer preferences; changes in, or the failure to comply with, federal and state tax and other government regulations; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and foreign currency fluctuations; timely receipts of inventory from vendors; possible future increases in expenses and labor and employee benefit costs; the ability of J. Jill to attract and retain qualified personnel; business abilities and judgment of management; the existence or absence of brand awareness;  the existence or absence of publicity, advertising and promotional efforts; the success or failure of operating initiatives; the mix of J. Jill’s sales between full price and liquidation merchandise; general political, economic and business conditions and other factors, including those detailed from time to time in J. Jill’s SEC reports, including its Annual Report on Form 10-K filed on March 28, 2003.   J. Jill disclaims any intent or obligation to update these forward-looking statements.

(tables to follow)

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
In thousands, except per share data – unaudited	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002

Net sales	$82,325	$80,012	$262,053	$239,724
Cost of products and merchandising	57,958	49,746	175,510	148,595
Gross margin	24,367	30,266	86,543	91,129
Selling, general and administrative expenses	29,113	24,012	79,194	69,168
Operating income (loss)	(4,746)	6,254	7,349	21,961
Interest, net	183	167	546	551
Income tax provision (benefit)	(2,078)	2,466	2,788	8,678
Net income (loss)	$(2,851)	$3,621	$4,015	$12,732

Earnings (loss) per share:
Basic	$(0.15)	$0.19	$0.21	$0.67
Diluted	$(0.15)	$0.18	$0.20	$0.64

Weighted average shares outstanding:
Basic	19,576	19,420	19,572	18,944
Diluted	19,576	20,350	20,069	20,041

THE J. JILL GROUP, INC.
NET SALES SUMMARY

	Three Months Ended		Nine Months Ended
In thousands – unaudited	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002

Catalog	$27,581	$35,035	$97,544	$112,029
E-commerce	14,219	15,375	49,788	45,569
Direct total	41,800	50,410	147,332	157,598
Retail	40,703	29,846	115,317	82,848
Other	(178)	(244)	(596)	(722)
Net sales	$82,325	$80,012	$262,053	$239,724

THE J. JILL GROUP, INC.
DIRECT CONTRIBUTION RECONCILIATION

	Three Months Ended		Nine Months Ended
In thousands – unaudited	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002

Direct	$9,535	$16,945	$42,570	$52,312
Retail	(1,544)	1,946	(46)	5,553
Total direct contribution	7,991	18,891	42,524	57,865
Unallocated shared-service costs	(6,503)	(6,142)	(18,620)	(18,181)
General and administrative expenses	(6,234)	(6,495)	(16,555)	(17,723)
Operating income (loss)	$(4,746)	$6,254	$7,349	$21,961

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands — unaudited	Sept. 27, 2003	Sept. 28, 2002

Assets:
Cash and cash equivalents	$47,963	$27,137
Accounts receivable	8,820	11,728
Inventory	43,986	49,759
Prepaid catalog expenses	7,242	7,244
Deferred income taxes	7,012	6,308
Other current assets	6,941	5,489
Total current assets	121,964	107,665
Property and equipment	123,727	106,155
Other non-current assets	3,887	3,457
Total assets	$249,578	$217,277

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$48,914	$40,860
Current portion of long-term debt	1,687	1,764
Total current liabilities	50,601	42,624
Long-term debt	12,672	14,255
Deferred credits from landlords	33,303	21,147
Deferred income taxes	3,414	1,332
Total liabilities	99,990	79,358
Capital stock	107,896	106,420
Retained earnings	41,692	31,499
Total liabilities and stockholders’ equity	$249,578	$217,277

THE J. JILL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
In thousands — unaudited	Sept. 27, 2003	Sept. 28, 2002

Cash flows provided by operating activities:
Net income	$4,015	$12,732
Depreciation and amortization	11,706	9,043
(Gain) loss on trust assets	(217)	154
Deferred income taxes	695	2,692
Changes in assets and liabilities	13,119	(4,729)
Net cash provided by operating activities	29,318	19,892

Cash flows used in investing activities:
Additions to property and equipment	(24,184)	(26,749)
Investment in trust assets	(793)	(2,310)
Increase in cash held in escrow	(355)	(179)
Net cash used in investing activities	(25,332)	(29,238)

Cash flows (used in) provided by financing activities:
Borrowings under (payments of) debt, net	(1,231)	(1,326)
Proceeds from stock transactions	474	7,657
Net cash (used in) provided by financing activities	(757)	6,331

Net increase (decrease) in cash and cash equivalents	3,229	(3,015)

Cash and cash equivalents at:
Beginning of period	44,734	30,152
End of period	$47,963	$27,137

THE J. JILL GROUP, INC.

2003 STORE OPENINGS	LOCATION	OPENING DATE

The Galleria	Houston, TX	Mar-03
Rosedale Center	Roseville, MN	Apr-03
Shoppes @ Grand Prairie	Peoria, IL	Apr-03
The Mall in Columbia	Columbia, MD	Apr-03
Twelve Oaks	Detroit, MI	Apr-03
Stonestown Galleria	San Francisco, CA	May-03
Towson Town Center	Towson, MD	May-03
Stamford Town Center	Stamford, CT	Jun-03
Providence Place (Petites expansion)	Providence, RI	Jul-03
Mall at Green Hills	Nashville, TN	Jul-03
Montgomery Village	Santa Rosa, CA	Jul-03
The Shops at Boardwalk	Kansas City, MO	Jul-03
Northshore Mall	Peabody, MA	Aug-03
Barton Creek Square	Austin, TX	Aug-03
Shoppes at Briargate	Colorado Springs, CO	Aug-03
River Oaks	Houston, TX	Sep-03
Memorial City	Houston, TX	Sep-03
Short Pump Town Center	Richmond, VA	Sep-03
The Shoppes at Arbor Lakes	Minneapolis, MN	Sep-03
Stony Point	Richmond, VA	Sep-03
Main Street Promenade	Naperville, IL	Sep-03
Greenway Station	Madison, WI	Sep-03
One Pacific Place	Omaha, NE	Sep-03
Shoppes @ English Village	Montgomeryville, PA	Oct-03
North Park Mall	Davenport, IA	Oct-03
Orland Square	Chicago, IL	Oct-03
Valencia Town Center	Valencia, CA	Oct-03
The Gardens	West Palm Beach, FL	Oct-03